EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Terra Tech Corp. on Form S-3 (File No. 333-227219) and Form S-8 (File Nos. 333-237453, 333-234106, and 333-230081) of our report dated March 30, 2021, with respect to our audits of the consolidated financial statements of Terra Tech Corp. as of December 31, 2020 and 2019 and for the two years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Terra Tech Corp. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum llp

Costa Mesa, California

March 30, 2021